FIFTH AMENDMENT TO THE

CUSTODY AGREEMENT

THIS FIFTH AMENDMENT to the Custody Agreement dated as of June 30, 2016, as amended (the “Agreement”), is entered into by and between THE RBB FUND, INC., a Maryland corporation, (the “Company”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and the Custodian desire to amend the series of the Company to add a new Fund; and

WHEREAS, Article XV, Section 15.02 of the Agreement provides that the Agreement may be amended by written agreement executed by both parties, and authorized or approved by the Board of Directors of the Company.

NOW, THEREFORE, the parties agree to amend and restate Exhibit E of the Agreement for the purposes of adding the Aquarius International Fund to the Agreement. Exhibit E of the Agreement is hereby replaced with the Exhibit E attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

THE RBB Fund, Inc.		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Salvatore Faia	By:	/s/ Anita M. Zagrodnik

Printed Name: Salvatore Faia		Printed Name: Anita Zagrodnik

Title:	President	Title:	Senior Vice President

Date:		Date:	1/16/18

Exhibit E to the Custody Agreement – The RBB Fund, Inc.

Fund Name

Adara Smaller Companies Fund

Aquarius International Fund